Exhibit 99.9

Subject: Dell enters exciting new chapter

Dell Confidential – For Internal Use Only

Dear EWC representatives,

Today, Dell announced it has signed a definitive agreement under which Michael, Dell’s Founder, Chairman and Chief Executive Officer, and global technology investment firm Silver Lake, will acquire Dell and take it private. Until the transaction closes, we remain a publicly-traded company and will continue to report quarterly financial results. Our FY14 business plan remains unchanged and we must continue to execute against it. Our focus remains on serving our customers, providing them a superior experience and the products and solutions to help them do and achieve more.

We fully believe that we can best serve our customers and complete our transformation into a leading global, end-to-end solutions provider, through this route with a consolidated and aligned shareholder base that will collaborate with us on our strategy and are willing to invest patient capital. Michael and Silver Lake are both committed to see this journey through under a new, private structure.

Nothing changes as a result of the announcement today. Dell’s strategy, brand, purpose and values remain unchanged. You and the other Dell team members in EMEA still work for the same company with the same manager in the same building and serve the same customers.

The Board of Directors of Dell has unanimously approved the merger agreement based on the recommendation of a special committee comprised of four independent directors who negotiated the transaction with the assistance of independent financial and legal advisors and intends to recommend that stockholders of Dell approve the agreement. Michael recused himself from all Board discussions and from the Board vote regarding the transaction. The Special Committee has negotiated as part of the merger agreement a 45-day “go-shop” period, during which the Special Committee—with the assistance of its independent financial and legal advisors—will actively solicit, receive, evaluate and potentially enter into negotiations with parties that offer superior alternative proposals. There can be no assurance that this go-shop process will result in a superior offer. Following the go-shop process, closing of the transaction is subject to the affirmative vote in favor of the transaction by holders of a majority of the Company’s outstanding shares, excluding shares held by Michael or other members of Dell’s management or Board of Directors. The approval will be sought at a special meeting of stockholders. Should the transaction be approved, Michael will continue to lead the Company as Chairman and CEO and will be the majority owner.

The press release regarding this announcement is available online and there will be additional materials made available to all team members via a special site internally. Due to the nature of this transaction, all internal materials are also being filed with the SEC to ensure access to all shareholders. Because of this requirement, the level of information we are at liberty to share may be limited.

We will organise a meeting with the European Works Council to discuss this in more details with you within the next weeks.

In the meantime, if you have any questions, please let me know.

Kind regards,

EMEA Human Resources

Forward Looking Statements

Any statements in this communication about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2012, which was filed with the SEC on March 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.